RELEASE IMMEDIATELY

Contact:                 Frank Cinatl       888-ABATIX-X (888-222-8499)                             fcinatl@abatix.com

ABATIX PROVIDES UPDATE ON RapidCool™

DALLAS, TEXAS, APRIL 30, 2004 . . . ABATIX CORP. (NASDAQ ABIX) today reported that it has conducted due-diligence efforts related to the previously reported patents and patent applications relating to the RapidCool™ product line. Abatix’s investigation has determined that no patents have been issued and no patent applications have been filed to date in connection with the RapidCool™ line of products.

Abatix is the exclusive distributor of the RapidCool™ line of products. While the company is not the developer or manufacturer of these products, the Company is committed to third-party testing of the products and looks forward to distributing the products if the tests so warrant.

Except for the historical information contained herein, the matters set forth in this release are forward looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: third-party testing determines the product does not produce the desired results or that the product or product waste is toxic or hazardous, the market is unreceptive or unwilling to pay for the new product, a competitive product outperforms the RapidCool™ line of products, or the right to sell these products is limited or unenforceable.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental supply and homeland security industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distributions centers serve customers throughout the Southwest, Pacific Coast, Alaska and Hawaii.

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